LIBERTY STAR URANIUM & METALS CORP.

3024 E. Fort Lowell Road	TEL: (520) 731-8786
Tucson, Arizona 85716-1572	FAX: (520) 844-1118
http://www.libertystaruranium.com/
May 17, 2007	OTCBB: LBSU
NR 50	Frankfurt: LBV

FOR IMMEDIATE DISSEMINATION

Liberty Star Uranium Updates Shareholders for Next Week’s 2007 Annual Meeting

Tucson, Arizona—May 17, 2007—Liberty Star Uranium & Metals Corp. (the "Company"), (OTCBB: LBSU and Frankfurt: LBV) is pleased to announce several key corporate developments on the eve of next week’s 2007 Annual Meeting. As reported earlier this week, Liberty Star closed a financing from institutional investors. The Senior Unsecured Convertible Notes have a fixed conversion price by Noteholders at USD$0.65 per unit, which include a share and a common stock warrant exercisable at USD$0.75 per share, allowing for additional possible financing proceeds of USD$5,076,921.

“Liberty Star has now received the largest uranium project funding in the history of the Company from a select group of institutional investors,” said President James Briscoe. “With uranium prices reaching USD$140 per pound on the NYMEX, the timing and pricing of this funding is optimal for Liberty Star and its shareholders, as we move forward with our North Pipes Super Project.”

Separately, the Company also announced that it has discontinued its Standby Equity Distribution Agreement with an investor that was entered into on March 8, 2006.

As reported by the Bureau of Land Management last month, the number of uranium claims in the Arizona Strip area has doubled to about 4,000. Liberty Star’s North Pipes Super Project holds 2020 of those federal lode mining claims and two Arizona State Mineral Exploration Permits—about 65 square miles. These Liberty Star lands cover at least 350 breccia pipe targets (Pipes) which have the potential to bear uranium. Liberty Star will use some of the proceeds from the funding for additional detailed geology and geochemistry to prioritize all 350 Pipes over the next 120 days. The ranked Pipes will be drilled sequentially using both joint venture as well as Company funds.

“Liberty Star’s dominant position in the Arizona Strip will be further progressed as a result of the funding,” Briscoe stated. “It was a major development when we learned in April from the Associated Press that Denison Mines Corp. plans to reopen the Arizona 1 uranium mine located approximately 2,400 feet southwest of one of the Company’s pipe targets,” he continued. “Liberty Star has 22 more Pipes along structural alignments covered by several square miles of mining claims surrounding Denison’s Arizona #1 Mine area,” Briscoe concluded.

Hunter Wise Securities, LLC acted as exclusive placement agent to Liberty Star Uranium & Metals Corp. for the financing. Headquartered in Irvine, California, Hunter Wise Securities is a NASD Broker/Dealer and SIPC Member Firm which is wholly owned by Hunter Wise Financial Group, LLC. Hunter Wise Financial Group provides mid-market investment banking services from 10 offices in North America and the U.K.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The breccia pipes are part of the large uranium bearing breccia pipe terrain which occurs on the Arizona Strip lying just south of the Utah border. Eight mines were brought into production during the 1970s and early 1980s on deposits discovered within the immediate area. The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States. Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per ton. In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals. Past producers have recovered copper, silver and vanadium as by-products of uranium mining.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that the warrants issued allow for additional possible financing proceeds of USD$5,076,921; that our Pipe targets have the potential to bear uranium; that we will use some of the proceeds from the funding for additional detailed geology and geochemistry to prioritize all 350 Pipes over the next 120 days; and that the ranked Pipes will be drilled sequentially using both joint venture as well as Company funds.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that we may be unable to agree with our joint venture partners as to the work to be performed; that no warrants are exercised; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; that results which we or others have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most recent 10-KSB and the Company's other periodic reports filed from time to time with the Securities and Exchange Commission.

Mr. Briscoe was interviewed on April 18 by Market News First (MN1) about Liberty Star and its programs.

Access to the Liberty Star interview is available via the web at